MASTER SERVICES AGREEMENT
This MASTER SERVICES AGREEMENT (“Agreement”) is entered into by and between 605, LLC, a Delaware limited liability company (“605”), and Rainbow Media Holdings LLC, a New York limited liability company (“Customer”), and is effective as of February 8, 2019 (the “Effective Date”).
BACKGROUND
A.    Customer desires to retain 605 from time to time to perform certain professional services as specified in each Statement of Work (as defined below); and
B.    605 desires to perform such services for Customer on the terms and conditions of this Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
AGREEMENT

1.	SERVICES
1.1    General.
(a)    During the term of this Agreement, Customer and 605 shall develop and agree upon written statements of work (each, a “Statement of Work”) that reference this Agreement and specify, as applicable: (a) 605’s fees and rates; (b) the term of that Statement of Work; (c) the services to be provided by 605 under that Statement of Work (“Services”); (d) the datasets, spreadsheets, reports, tables, charts, or documentation to be provided by 605 under that Statement of Work (“Deliverables”); and (e) any other details the parties deem appropriate, including the identification of any Deliverables as work product (“Work Product”). Work Product means any Deliverables that: (i) are created specifically for Customer under this Agreement; (ii) are expressly and specifically identified in the applicable Statement of Work as “Work Product”; and (iii) do not constitute any software, utilities, tools, methodologies, specifications, techniques, processes models, or algorithms, and/or 605 Materials (as defined below), which for the avoidance of doubt, shall not constitute Work Product. A form of Statement of Work is set forth on Exhibit A. Customer agrees to retain 605 to perform Services for Customer as set forth in each Statement of Work. Neither party is required to enter into any Statement of Work, and 605 is not required to perform any services or provide any deliverable not set forth in a Statement of Work.
1.2    Personnel. 605 may perform the Services through its employees (“605 Personnel”) or contractors (“Contractors”), whose relationship to 605 is defined in Contractor agreements (“Contractor Agreements”), as necessary to provide the Services and Deliverables; provided, however, Customer has approved of each such Contractor in writing prior to such Contractor commencing work on any Customer engagement, such approval not to be unreasonably withheld. 605 shall remain responsible under the terms of this Agreement for the Services performed by 605 Personnel.
605 shall contractually require, and shall cause, any Contractor to make timely delivery of the Work Product.
605 shall contractually require each Contractor to be responsible for the timely and full payment of all costs and fees to all persons and entities that render services or goods for the creation and production of the Work Product. 605 shall timely make all payments to the Contractor as may be required for the timely completion of the Work Product by the Contractor.
605 Personnel and Contractors performing Services under this Agreement must be subject to confidentiality provisions at least as restrictive as those set forth herein.
In addition to the foregoing provisions, each Contractor Agreement shall contain representations, warranties and indemnification provisions that contain the following terms, at a minimum:

(a)	Contractor shall comply with all applicable laws and regulations;

(b)
The Deliverables and Work Product and all works and other intellectual property provided by the Contractor in connection with the Deliverables and/or Work Product, including without limitation all works, materials and intellectual property other than the materials created by or for the Contractor, and any and all intellectual property and all improvements and other derivatives thereto or thereof, whether made in connection with this Agreement, the Contractor Agreement or otherwise, do not and shall not infringe upon or violate any rights whatsoever of any third party;

(c)
Contractor has not, and shall not at any time, created or permitted to exist any lien, pledge, security interest or any other encumbrance in or to the Deliverables and/or Work Product or any other product using any Customer materials that may be developed, created or utilized pursuant to this Agreement and/or the Contractor Agreement; and

(d)
Contractor shall be solely responsible for and shall pay any and all development costs related to the Deliverables and/or Work Product (as applicable) and shall obtain any and all rights and clearances for any Third-Party Materials (as referenced in Section 3.5 below) used in connection with the Deliverables and/or Work Product.

1.3    Customer Cooperation. In order to enable 605 to perform the Services, Customer shall perform its responsibilities under this Agreement and the applicable Statement of Work and provide 605 Personnel and Contractors with such other cooperation and assistance as 605 reasonably requests.
1.4    Changes. Either party may, from time to time during the performance of the Services, provide written notice to the other party proposing changes or additions to this Agreement or a Statement of Work (each a “Change Proposal”). Following delivery and receipt of a Change Proposal, the parties shall negotiate in good faith and discuss appropriate modifications to this Agreement or the relevant Statement of Work, as applicable (including without limitation the specifications, timeframes, and fees). Neither party is required to accept a Change Proposal, and neither party will be required to perform any additional Services or provide any additional Deliverables or provide any additional cooperation or support until a Change Proposal has been agreed upon in writing. If parties agree to modify this Agreement or a Statement of Work, the Parties will execute a written amendment to this Agreement or such Statement of Work, which shall include any such changes or additions and any relevant information that the Parties deem necessary. Each such amendment will be incorporated into this Agreement. For the avoidance of doubt, the failure of 605 or any Contractor hired by 605 to deliver the Services and Deliverables on the firm due dates set forth in a Statement of Work for any reason shall entitle Customer to terminate the applicable Statement of Work pursuant to the terms herein, and receive a repayment of any fees paid for such Deliverable as applicable to the terminated Statement of Work. 605 shall notify Customer, as soon as reasonably practicable, about any potential or anticipated delay in making any scheduled delivery of Services and/or Deliverables in accordance with the applicable Statement of Work.

2.	COMPENSATION
2.1    Fees and Expenses. Fees and expenses payable as mutually agreed by the Parties for the Services and Deliverables will be set forth in the relevant Statement of Work (the “Fee”). The Fee described in each Statement of Work is only subject to change based on additional Services and Deliverables authorized and approved by Customer. Customer will be under no obligation to pay 605 any other amounts unless Customer authorizes such amount in writing in advance.
2.2    Invoicing and Payment. Unless otherwise specified in the applicable Statement of Work, 605 shall submit invoices to Customer monthly. Customer shall pay the pre-approved 605 fees and expenses no later than thirty (30) business days following the date the Customer receives of the invoice for such pre-approved fees and expenses. Late payments will bear interest at the rate of one and one-half percent (1.5%) per month (or the highest rate permitted by law, if less); provided, however, that such late payment is not due to a reason within 605’s control. In the event of any failure by Customer to make payments of any fees hereunder in a timely manner not due to a reason within 605’s control, 605 shall provide a written notice to Customer of such late payment and if Customer fails to cure the unpaid invoice within fifteen (15) business days from receipt of a written notice to Customer, then 605 shall have the opportunity to temporarily suspend such applicable Statement of Work until such payment is paid, or, if 605 does not temporarily suspend such applicable Statement of Work, any due date set forth in such Statement of Work may be extended at 605’s election in good faith (provided, in no event longer than a period equal to the temporary suspension period).
2.3    Taxes. Customer shall be responsible for and shall indemnify and hold 605 harmless from payment of all taxes (other than taxes based on 605’s net income), fees, duties, and other governmental charges, and any related penalties and interest, arising from the payment of fees to 605 under this Agreement or the provision of the Services and Deliverables under any Statement of Work to Customer. Customer shall make all payments of fees to 605 free and clear of, and without reduction for, any withholding taxes, and if requested by a taxing authority or by 605, Customer shall provide 605 with official receipts issued by the appropriate taxing authority, or such other evidence as 605 may reasonably request, to establish that such taxes have been paid.

3.	WORK PRODUCT, DELIVERABLES, CUSTOMER MATERIALS, AND RESERVATION OF RIGHTS
3.1    Work Product. The parties acknowledge that, as expressly agreed to in a Statement of Work and subject to the terms and conditions of this Agreement (including the payment provisions hereof), Customer is the exclusive owner of all rights, of every kind and nature, title and interest in the Work Product. 605 hereby irrevocably and exclusively assigns, grants and conveys, and further represents that 605 Personnel will assign, grant and convey, to Customer, all right, title and interest to any intellectual property rights, including any copyrights, in any such Work Product.
3.2    Deliverables. Subject to the terms and conditions of this Agreement, including payment of all applicable amounts due, 605 hereby irrevocably grants to Customer a non-exclusive, non-transferable (except as otherwise provided in this Agreement), royalty-free license (without the right to sublicense) in perpetuity, during the term of this Agreement, to internally use and reproduce the Deliverables that do not constitute Work Product in the conduct of Customer’s business and to share such Deliverables with contractors of Customer, solely for such employees and contractors’ use of such Deliverables for the benefit of Customer in the conduct of its business, subject to written confidentiality and use restriction terms that are at least as restrictive as the terms of this Agreement applicable to such Deliverables. Customer shall comply with all applicable laws, rules, regulations, accrediting agency standards, and orders of governmental authorities (“Laws”) and shall not use or otherwise exploit any such Deliverable in violation of any applicable Law, contract, or privacy policy to which Customer or such Deliverable is subject.
3.3    Customer Materials; Certain Rights and Restrictions. Subject to the terms and conditions of this Agreement, Customer hereby grants to 605 a non-exclusive, non-transferable, non-sublicensable, royalty-free, license during the Term (without the right to sublicense) to use, reproduce, modify, and create derivatives of all data, datasets, specifications, software, and other information or materials furnished by or on behalf of Customer or any of its affiliates to 605 or any of its affiliates (whether before or during the term of this Agreement) (collectively, the “Customer Materials”) and all Work Product for permitted uses. Permitted uses under this license include performing analyses of data included in the Customer Materials or Work Product, appending data included in the Customer Materials or Work Product with other data sets, running media against such data, and performing testing of such data. Notwithstanding the foregoing, 605 shall not (i) use Customer Materials for any purpose except as expressly authorized by Customer; (ii) use the Customer Materials for the purpose or rendering or reselling information services to any third party, (iii) reverse engineer, decompile or decode any Customer Materials or (iv) sell, assign, lease, sublease, sublicense, disclose, transfer, distribute, or otherwise make available to any third party (for clarity, other than to 605 Personnel or Contractors on a “need-to-know” basis for the purpose of providing the Services or Deliverables in an applicable Statement of Work) the raw data included in the Customer Materials (“Customer Data”) or store, access, or use any Customer Data, in each case for any purpose other than providing Services or Deliverables to Customer (unless otherwise specifically agreed in writing by the parties). In addition, 605 shall comply with any additional restrictions on 605’s use of Customer Materials set forth on the applicable Statement of Work or in writing by Customer. 605 is responsible for 605 Personnel’s and Contractors’ compliance with this Agreement with respect to Customer Materials. Each party reserves all rights not expressly granted to the other party in this Agreement.
3.4    End User Data. The parties acknowledge and agree that in order for 605 to provide the 605 Services and Deliverables, it must collect or obtain certain data from or about the linear television end users (the “End User Data”), including but not limited to viewing and behavioral data, and 605 will use third party data sources to match certain demographic data, general audience attributes and information (together, the “Third Party Data”) to the End User Data. 605 represents, warrants and covenants that: (i) 605, or the third parties that it relies on as applicable, uses commercially reasonable efforts to comply with the requisite section of the Cable Act allowing set top box data to be collected, or, as it may apply to smart television user data, cause any requisite notices, choices or mechanisms to opt out, and to obtain all necessary consents (or has used commercially reasonable efforts to cause any such notices to be provided and consents to be obtained by relevant third parties such as smart device manufacturers) from End Users for the collection, processing, use, transmission and disclosure of their End User Data to the extent necessary for 605 to provide the 605 Services and Deliverables and perform its obligations under this Agreement; and (ii) during the Term, 605 will use commercially reasonable efforts to offer (or ensure that relevant third parties offer) End Users with opt out mechanisms for the collection, processing, use, transmission and disclosure of their End User Data and 605 will use commercially reasonable efforts to implement internal controls designed to ensure that End User Data is used in accordance with such end user preferences; (iii) 605 shall maintain the confidentiality of, and keep in safe custody, the End User Data and any and all documentation, files and other media used to record or store End User Data; and (iv) 605 shall use all necessary due care to protect such End User Data. 605 will not (a) collect and share with Company data that is PII (as defined below) or otherwise could be reasonably construed as “personally identifiable” or sensitive information according to any applicable United States law or regulation.
3.5    Third Party Materials. Except as otherwise agreed to in writing by Customer, any third party materials used in connection with the Deliverables shall be provided on a royalty free basis, and 605 has the right to provide such Deliverables to Customer in the United States. 605 shall, to the extent practicable and permitted, pass through any third party rights and terms to Customer. If any third party material is to be included in any Deliverables, and such material has been approved in advance in writing by Customer, then Customer will comply with any restrictions in third party licenses obtained for it by 605 and timely respond to 605’s request for approvals related to the same, provided that such restrictions have been provided to Customer in advance in writing and Customer has agreed to accept such restrictions in writing to 605.
3.6    605 Materials; Certain Rights and Restrictions. Notwithstanding anything to the contrary in this Agreement, 605 retains ownership of: (a) all software, utilities, tools, methodologies, specifications, techniques, processes, models, algorithms, and/or all 605 intellectual property created prior to or independently of the performance of the Services; (b) all Deliverables that do not constitute Work Product; (c) all derivatives of each of the foregoing and of Customer Materials (excluding Customer Data itself) (items (a), (b), and (c) collectively, the “605 Materials”); and (d) all worldwide intellectual property rights in each of the foregoing 605 Materials. 605 Materials will be deemed 605’s Confidential Information. Customer shall not: (i) use 605 Materials for any purpose except as expressly authorized by 605; (ii) use the 605 Materials for the purpose or rendering or reselling information services to any third party; (iii) reverse engineer, decompile, or decode 605 Materials; (iv) attempt (or permit any other person or entity to attempt) to identify or re-identify any individual who is not identified in the 605 Materials; or (v) sell, assign, lease, sublease, sublicense, disclose, transfer, distribute, or otherwise make available 605 Materials to any third party. In addition, Customer shall comply with any additional restrictions on Customer’s use of 605 Materials set forth on the applicable Statement of Work. Customer is responsible for its contractors’ compliance with this Agreement with respect to the 605 Materials. To the extent any Customer Materials or Work Product are incorporated or embodied in any 605 Materials, Customer retains ownership of such Customer Materials and Work Product. To the extent any Customer Data is incorporated or embodied in any 605 Materials, 605 will promptly destroy such Customer Data and submit to Customer the attached Exhibit C as certification of such destruction of Customer Data. Each party reserves all rights not expressly granted to the other party in this Agreement.

4.	COORDINATION AND COMMUNICATION
4.1    Project Manager. Each party shall appoint a “Project Manager” for each Statement of Work. The initial Project Managers for Statements of Work will be Gaurav Shirole, GVP Client Solutions for 605 and Thomas Ziangas, Senior Vice President Research & Insights for Customer. Each party may substitute its Project Manager upon written notice to the other party. The Project Managers shall be responsible for ensuring their respective parties’ performance in accordance with this Agreement. However, the Project Managers will not have authority to amend this Agreement in any other respect.
4.2    Meetings. If either 605 or Customer requests, the other party shall make its Project Manager available at an agreed upon time, in person or by telephone, to review activities under this Agreement or applicable Statement of Work. Such meetings will not occur more frequently than monthly unless otherwise agreed by the parties.

5.	TERM AND TERMINATION
5.1    Term. The term of this Agreement will begin on the Effective Date and, unless earlier terminated as pursuant to the terms in this Agreement, will continue until one (1) year after the Effective Date, except that if any Statements of Work are in effect at the expiration of such period, then the term of this Agreement will automatically extend until the last Statement of Work terminates or expires (the “Initial Term”); provided, that the Initial Term can be renewed for one (1) additional one (1) year period (the “Renewal Term,” and together with the Initial Term, the “Term”) by Customer providing written notice to 605 of its intent to renew this Agreement within sixty (60) days of the expiration of the Initial Term.
5.2    Termination for Cause; Suspension. Either party may terminate this Agreement and all Statements of Work immediately upon written notice to the other party if (i) the other party files a petition for bankruptcy, becomes insolvent or makes an assignment for the benefit of its creditors, or a receiver is appointed for the other party of its business; or (ii) the other party commits a material breach of this Agreement, including a Security Breach, or is named as a defendant in an FTC action or a private class action for the violation of any privacy rules, regulations or laws or breaches of any of the representations, warranties and covenants made hereunder and fails to cure such breach within thirty (30) days after receiving written notice from the other party identifying and describing such breach. Customer may immediately suspend this Agreement and/or any Statement of Work if Customer reasonably determines that 605 has failed to materially comply with this Agreement or the applicable Statement of Work. Customer will promptly notify 605 in writing upon any such suspension and the parties shall work in good faith to remedy any such noncompliance, if such noncompliance can be remedied.
5.3    Termination for Convenience. Either party may terminate this Agreement or any Statement of Work for convenience upon thirty (30) days’ notice to the other party. If Customer terminates this Agreement or any Statement of Work for convenience, Customer shall pay 605 (a) the amount of any documented, out-of-pocket and non-refundable expenses incurred by and/or obligated to be paid by 605 with respect to the Services up to the date of notice of termination, (b) all outstanding payments due on non-cancelable Services commenced with Customer’s authorization prior to the notice of termination, and (c) a prorated portion of the fees due for Services provided, which in no event shall be less than 50% of the fees due under the applicable terminated Statement of Work. Any amounts already paid by Customer to 605 hereunder or in relation to such applicable Deliverable in a Statement of Work shall be used to offset the obligation under this Section and Customer shall only pay the excess remaining unpaid, or if the amounts paid by Customer to 605 exceed the amount owed to 605 pursuant to this Section, 605 shall repay Customer for the amount of such excess within five (5) days after Customer’s written demand therefor. The rights, duties and responsibilities of each party hereto will continue in full force unto the effective date of termination hereof. After such termination and payment of the prorated fee, as applicable, Customer shall have no further obligation to pay 605.
5.4    Effect of Termination. The provisions of Sections 2, 3.1, 3.3, 3.7, 5.4, 6, 7, 8, 9, and 10 will survive any termination or expiration of this Agreement. Notwithstanding any termination of this Agreement or any Statement of Work, Customer shall pay any amounts previously invoiced and shall compensate 605 for all work performed through the effective date of termination or expiration of this Agreement or such Statement of Work. This compensation will include full payment for all completed Services and Deliverables and partial payment for all work-in-progress, calculated based on percentage of completion.

6.	REPRESENTATIONS AND WARRANTIES; DISCLAIMER
6.1    605’s Representations and Warranties. 605 represents, warrants and covenants to Customer that during the Term of this Agreement (i) it has the power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) the execution of this Agreement and the performance of its obligations hereunder do not and will not violate any other agreement to which it is a party (including any confidentiality agreements); (iii) it and its Contractors shall comply with all applicable local, state, federal and international laws, rules, and regulations (including without limitation to those related to CANSPAM, data security and privacy as well as the California Consumer Privacy Act) required to perform the Services and Deliverables detailed in each Statement of Work; (iv) it and its Contractors has the necessary expertise and skills to provide the requested Services and Deliverables as set forth herein and each Statement of Work in a professional and workmanlike manner in accordance with industry standards and Customer specifications and requirements set forth in each Statement of Work and will devote adequate resources to meet its obligations under this Agreement and in each Statement of Work; (v) it and its Contractors shall use commercially reasonable efforts to perform the Services in a workmanlike, competent, professional manner; (vi) the Services and Deliverables do not infringe, misappropriate, or otherwise violate existing intellectual property rights or privacy rights of any third party or violate any applicable law; (vii) it shall not use, and shall cause its Contractors to not use the Customer Materials, Customer Data or Customer Confidential Information (as defined below) for any other commercial benefit for itself or a third party; and (viii) the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement has been duly authorized by all necessary corporate or organizational action of such party. In addition, 605 represents, warrants and covenants to Customer that during the Term of this Agreement, 605 will employ up-to-date, generally accepted industry standards and best practices with respect to all technology and procedures to prevent and detect theft, piracy, unauthorized access, unauthorized use, copying and duplication of Customer Materials, Customer Data or Customer Confidential Information (“Security Incidents”). 605 shall notify Customer upon discovery and/or reasonable belief of the occurrence of Security Incident in accordance with “Exhibit B” (attached hereto), and 605 shall investigate and use reasonable efforts to remedy, and will cooperate with Customer in every reasonable way to assist Customer to investigate and remedy such Security Incident. 605 shall re-perform any non-conforming Services at 605’s expense. 605 guarantees the accuracy of data or other Deliverables supplied by 605; provided however (i) the term “accuracy of data or Deliverables” does not apply to recommendations or conclusions of 605 contained in any Deliverable; and (ii) Customer acknowledges that 605 does not guarantee the accuracy of third-party data and Customer Materials included within the Deliverables, or upon which the Deliverables are based. Customer acknowledges that 605’s ability to deliver Services and Deliverables under this Agreement, and the accuracy and reliability of such Services and Deliverables, is dependent on Customer’s performance of its obligations under this Agreement, the delivery of complete and accurate Customer Materials, and the timeliness, completeness, and accuracy of data and other materials provided by third parties.
6.2    Customer’s Representations and Warranties. Customer represents, warrants, and covenants that at all times during the term of this Agreement: (a) Customer owns or otherwise has sufficient rights to all Customer Materials; (b) 605’s use of such Customer Materials in accordance with this Agreement will not cause, constitute, or result in a breach or violation of any applicable laws, or cause, constitute, or result in a breach or violation of any contract; and (c) the Customer Materials do not to the best of Customer’s knowledge after due inquiry incorporate or include data or information from or relating to any individuals who (i) have opted-out of having such data or information disclosed; (ii) are domiciled outside the United States; or (iii) are under the age of eighteen (18) years.
6.3    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 6, THE SERVICES AND ALL DELIVERABLES ARE PROVIDED TO CUSTOMER “AS IS” AND 605 AND ITS SUPPLIERS HEREBY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, REGARDING THE SERVICES AND THE DELIVERABLES INCLUDING WITHOUT LIMITATION THE ACCURACY OF THE SERVICES AND DELIVERABLES, ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. CUSTOMER IS SOLELY RESPONSIBLE FOR ITS USE OF THE DELIVERABLES.

7.	INDEMNIFICATION
7.1    Indemnification by 605. 605 shall indemnify, defend (at Customer’s election) and hold harmless, at its own expense, Customer, its affiliated companies, partners and parent companies, and each of their respective officers, directors, employees and agents suppliers from and against any third-party claim, demand, costs, damages, settlements, liabilities, losses and expenses (including, but not limited to, reasonable outside attorneys’ fees and court costs) of any kind whatsoever, arising out of any Action by a third-party not affiliated with Customer and its affiliates arising out of or relating to: (i) an allegation that any Services or Deliverables furnished under this Agreement infringes, misappropriates or violates the rights of any the third party; (ii) any acts of gross negligence, fraud, intentional misrepresentation or willful misconduct by 605, or violation of law by 605 or any of its Contractors; (iii) personal injury, including bodily injury or death suffered by a third party in the course of 605 providing the Services hereunder; (iv) injury to or destruction of tangible property of a third party, which results in whole or in part from any act or omission of 605, or any Contractor or employee or agent of 605 in the course of 605 providing the Services hereunder; (v) a Security Breach as referenced in the Addendum to this Agreement (“Security Breach”); and (v) 605 or its Contractor’s violation of any governmental laws in connection with this Agreement or any such Statement of Work. Customer shall be notified promptly in writing of any such claim or demand. A delay in notice to Customer shall not relieve 605 of its obligations hereunder. Customer shall cooperate with 605 at 605’s sole cost and expense, in defending or settling such claim. Customer shall have the right to participate in the defense of any claim at its sole cost and expense. If a Deliverable furnished hereunder is held to constitute infringement under any third party intellectual property right, or if 605 believes that such a determination is likely, 605 shall refund the purchase price paid by Customer to 605 therefor and Customer shall not be prevented from otherwise pursuing any further remedies it may have under the law, including breach of contract.
7.2    Indemnification by Customer. Customer shall indemnify, defend and hold harmless, at its own expense, 605 and its affiliates and its and their officers, employees, contractors and suppliers from and against any third-party claim, and all related loss, cost, liability, damage and expense (including, but not limited to, reasonable outside attorney’s fees and court costs), for each claim brought by a third party to the extent that the claim is based on: (a) any use, reproduction, distribution, or other exploitation of any Customer Materials, whether or not authorized by this Agreement; (b) Customer’s breach of any representation or warranty made under this Agreement; or (c) any violation by Customer of any applicable governmental laws in connection with this Agreement or any Statement of Work.

8.	LIMITATIONS OF LIABILITY
(i)    Waiver of Certain Damages; Liability Limit. EXCEPT FOR LIABILITY ARISING FROM A PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS HEREUNDER, BREACH OF CONFIDENTIALITY, GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, SECURITY BREACH OR VIOLATION OF PRIVACY, IN NO EVENT WILL CUSTOMER, 605 OR 605 PERSONNEL BE LIABLE FOR ANY LOST PROFITS OR LOST DATA OR FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE USE OF THE DELIVERABLES OR ANY OTHER MATERIALS PROVIDED HEREUNDER, OR THE SERVICES (WHETHER FROM BREACH OF CONTRACT OR WARRANTY, FROM NEGLIGENCE, STRICT LIABILITY OR OTHER CAUSE OF ACTION), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. 605’S AGGREGATE LIABILITY RELATED TO THIS AGREEMENT SHALL BE CAPPED AT TWO MILLION UNITED STATES DOLLARS (USD $2,000,000). NOTWITHSTANDING THE LIMITATION OF LIABILITY ABOVE, SUCH LIMITATIONS OF LIABILITY SHALL NOT APPLY IN THE EVENT OF A FAULTLESS SECURITY BREACH. IN THE EVENT OF A FAULTLESS SECURITY BREACH, 605’S LIABILITY FOR DAMAGES TO CUSTOMER THAT ARE CAUSED BY SUCH FAULTLESS SECURITY BREACH MAY NOT EXCEED ONE MILLION UNITED STATES DOLLARS (USD $1,000,000). “FAULTLESS SECURITY BREACH” MEANS A RELEASE OF CUSTOMER DATA THAT DOES NOT ARISE FROM A FAILURE BY 605, OR ANY PARTY UNDER DIRECTION OR CONTROL OF 605, TO COMPLY WITH 605’S OBLIGATIONS SET FORTH IN THIS AGREEMENT AND DOES NOT ARISE FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT AND/OR FRAUD OF 605 OR ANY PARTY UNDER DIRECTION OR CONTROL OF 605. THE FOREGOING LIMITATION IS CUMULATIVE WITH ALL PAYMENTS BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. AMOUNTS PAID OR INCURRED BY 605 UNDER SECTION 7.1 WILL COUNT TOWARD SATISFACTION OF THE LIMIT. THE EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THE LIMIT.
8.2    Basis of the Bargain. Regardless of whether any remedy permitted under this Agreement fails of its essential purpose, the allocation of risk in this Section 8 is material to this Agreement and Customer acknowledges, agrees, and accepts that 605 would not enter into this Agreement without the limitations on liability in this Section 8.

9.	CONFIDENTIALITY
9.1    Definition of Confidential Information. As used in this Agreement, “Confidential Information” means any information disclosed, directly or indirectly, by the disclosing party (the “Disclosing Party”) to the receiving party (the “Receiving Party”) pursuant to this Agreement that (a) is in written, graphic, machine readable or other tangible form (including without limitation documents, software, prototypes, samples, data sets, product plans and research), and is marked “Confidential” or in a similar manner to indicate its confidential nature; (b) is disclosed orally or visually, provided that such information is designated as confidential at the time of initial disclosure; or (c) otherwise should reasonably be understood or considered to be confidential by the Receiving Party based on the circumstances of disclosure or the nature of the information itself. Confidential Information may include information of a third party disclosed by the Disclosing Party to the Receiving Party under this Agreement. Confidential Information of 605 includes, without limitation, the 605 Materials (whether or not so marked or identified) and all information constituting or relating to 605’s (or any of its affiliates’) (y) databases and data sets (including any personally-identifiable information that may be contained therein), computing environments, storage, or networks; or (z) security processes, procedures, safeguards, vulnerabilities, compromises, breaches, or failures (whether or not so marked or identified). Confidential Information of Customer includes, without limitation, the Customer Materials and Customer Data (whether or not so marked, designated or otherwise identified) and all information constituting Customer’s (or any of Customer’s affiliates’) business or information of Customer provided by or made available to 605 by Customer in the course of this Agreement. In addition, 605 shall acknowledge and agree to the terms contained in the Security Addendum attached hereto as Exhibit B, which is incorporated into the Agreement by reference.
9.2    Confidentiality Obligations. From time to time during the term of this Agreement, the Disclosing Party may disclose Confidential Information to the Receiving Party. Except as otherwise permitted under this Agreement (including for the purposes of performing obligations or exercising license rights under this Agreement), the Receiving Party will maintain in strict confidence all Confidential Information of the Disclosing Party and will not use, disclose to any third party, or permit third-party use of any Confidential Information of the Disclosing Party. The Receiving Party will limit access to the Disclosing Party’s Confidential Information to employees or contractors of the Receiving Party who have a need to know, and use at least the same standard of care as it uses to protect its own confidential information of a similar nature from unauthorized use or disclosure, but in no event less than reasonable care. The Receiving Party will promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. At the request of the Disclosing Party or upon expiration or termination of this Agreement, the Receiving Party will promptly destroy all documents and materials in the Receiving Party’s possession or control that contain Confidential Information of the Disclosing Party and are not subject to an ongoing license to the Receiving Party. Each party shall be responsible for any breach of this Agreement by any of its representatives, and agrees, at its sole expense, to take reasonable measures to restrain its representatives from prohibited or unauthorized disclosure or use of any of the Disclosing Party’s Confidential Information.
9.3    Exceptions. The obligations in Section 9.2 will not apply to any Confidential Information that: (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through an act or omission of the Receiving Party in breach of this Agreement; or (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the Disclosing Party not to disclose such information to others. Notwithstanding Section 9.2, the Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent necessary to comply with a valid order of a court or other governmental authority, provided that prompt written notice is given to the Disclosing Party and the Disclosing Party has a reasonable opportunity to contest or seek to limit such disclosure and the recipient takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure.
9.4    Confidentiality of Agreement. Neither party shall disclose any terms of this Agreement (including without limitation pricing terms) to anyone other than its attorneys, accountants, and other professional advisors under a duty of confidentiality except (a) as required by law, (b) pursuant to a mutually agreeable press release, or (c) in connection with a proposed merger, financing, or sale of such party’s business. Each party agrees that a breach of this Section 9 may result in the substantial likelihood of irreparable harm and injury to the other party for which monetary damages alone would be an inadequate remedy, and for which damages would be difficult to accurately measure. Accordingly, each party agrees that the other party shall have the right, in addition to any other remedies available to it, to seek immediate injunctive relief as well as other allowable equitable relief solely related to any breach or potential breach of this Section 9, and in no way obtainable to prevent the exhibition or airing of any of Customer’s programming. Upon the expiration or termination of this Agreement, each party shall return (or if requested by the Disclosing Party, destroy) all Confidential Information, documents, manuals, electronic data and other materials provided by the Disclosing Party to the recipient hereunder. 605 shall certify its destruction of any Customer Confidential Information with the attached Exhibit C.

10.	INSURANCE.
10.1    Insurance Requirements. During the Term of this Agreement (including any extensions or renewals thereof), 605, and any Contractors engaged by 605, will at all times maintain in full force, at their own respective cost and expense, the following insurance policies: (i) Commercial General Liability insurance on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence and $3,000,000 aggregate; (ii) Worker’s Compensation or Employer’s Liability insurance coverage on its employees to the extent required by law; (iii) Professional Liability insurance (including for professional services and breach of contract, copyright infringement and other intellectual property coverage, coverage for violation of privacy laws, advertising liability and general errors and omissions coverage) with limits of no less than U.S. $1,000,000 per occurrence/$3,000,000 annual aggregate; and (iv) Technology Errors & Omissions, inclusive of Network Security & Privacy coverage with a single limit coverage in an amount not less than $3,000,000 per occurrence and $3,000,000 aggregate covering liabilities and claim expenses arising from wrongful acts, errors and omissions, in rendering or failing to render all Services and in the provision of all Deliverables in the performance of the Agreement, including the failure of Deliverables to perform the intended function or serve the intended purpose. This policy shall include coverage for loss, disclosure and theft of data in any form; media and content rights infringement and liability, and network security failure, including but not limited to, denial of service attacks and transmission of malicious code. Coverage shall contain severability for the insured organization for any intentional act exclusions. If this coverage is provided on a claims-made basis, then it must be maintained for a period of two (2) years after termination of this agreement; and (vi) Cyber Extortion coverage with a single limit coverage in an amount not less than $3,000,000 per occurrence and $3,000,000 aggregate. Coverage will include direct or indirect illegal threat from a third party to damage, destroy or corrupt 605’s or Customer’s computer system, website or any programs used. Coverage will also include illegal threat to disseminate any commercial information resulting in a demand for ransom as a condition of not carrying out such threat. Any such errors and omissions policies shall not contain any special or non-customary exclusions. All such insurance policies shall each name Customer as an additional named insured. Upon Client’s written request, 605 will furnish to Client a certificate of insurance evidencing the same.

11.	GENERAL
11.1    Independent Contractors. Customer and 605 are independent contractors, and nothing in this Agreement permits either party to create or assume any obligation on behalf of the other.
11.2    Assignment. This Agreement binds and inures to the benefit of each party’s permitted successors and assigns. Neither party may assign this Agreement or assign any rights or delegate any duties under this Agreement, in whole or in part, by operation of law or otherwise, without the other party’s prior written consent; provided, that either party may assign this Agreement without consent in its entirety to any affiliate, or any successor-in-interest, whether by merger, operation of law or other acquisition of all or substantially all of the stock or assets of such party to which this Agreement relates.
11.3    Notices. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either party under this Agreement and intended to have legal effect must be in writing and will be given (1) personally; (2) by overnight express courier with confirmation of delivery; or (3) by electronic mail. Notice will be deemed given on the date delivered. Notices will be sent to the addresses of the parties set forth on the signature page below (which may be changed by each party by notice to the other).
11.4    Governing Law. This Agreement is governed by and enforced under the laws of the State of New York, U.S.A., but excluding its conflict of law provisions that would require the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.
11.5    Jurisdiction and Venue. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought in or otherwise commenced in a state court located in New York County, New York or federal court in the Southern District of New York. Each party hereby expressly and irrevocably consents and submits to the jurisdiction of each such court in connection with any such legal proceeding. Notwithstanding the foregoing, nothing will prohibit 605 or Customer from seeking relief in any court of competent jurisdiction to protect or enforce its intellectual property rights or Confidential Information.
11.6    No Waiver; Severability. The waiver of any particular breach or default or any delay in exercising any rights is not a waiver of any subsequent breach or default, and no waiver is effective unless in writing and signed by the waiving party. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible consistent with the original intent of the parties, and the other provisions of this Agreement will remain in force. The limitations of liability in this Agreement will be effective notwithstanding the failure of essential purpose of any limited remedy set forth in this Agreement.
11.7    Construction. The parties intend this Agreement to be construed fairly, according to its terms, in plain English, and without constructive presumptions against the drafting party. The Section headings in this Agreement are for reference only and do not affect the meaning of this Agreement. Unless otherwise expressly indicated, “including” means “including but not limited to”. In the event of any conflict, ambiguity, or inconsistency between the terms and conditions of the main body of this Agreement and the terms and conditions of a Statement of Work, the provisions of the main body of this Agreement will prevail unless the Statement of Work specifically states that the Statement of Work prevails. The terms of this Agreement supersede the terms of any non-disclosure agreement or other agreement governing the use and disclosure of confidential information entered into between the parties in anticipation of this Agreement.
11.8    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together constitute a single instrument. Execution and delivery of this Agreement may be evidenced by facsimile or e-mail transmission.
11.9    Force Majeure. Neither party is in breach of this Agreement for any cessation, interruption, or delay in the performance of its obligations hereunder (other than payment obligations) due to causes beyond its reasonable control, including earthquake, flood, fire, storm, or other natural disaster, act of God, labor controversy or threat thereof, civil disturbance or commotion, acts or threats of terrorism, disruption of the public markets, war, or armed conflict.
11.10    Third Party Beneficiaries. This Agreement does not, and neither party intends that this Agreement will, confer any legal rights on any third party or to be enforceable in any part by a third party.
11.11    Entire Agreement. This Agreement together with its Exhibits and any and all Statements of Work (which are hereby incorporated by reference when executed by the parties) represents the entire agreement between the parties and supersedes all prior and contemporaneous agreements and understandings (oral and written) with respect to the matters covered by this Agreement. Neither party has entered into this Agreement based on representations other than those contained in this Agreement. This Agreement may be amended only by a written agreement signed by both parties.
- Signature Page Follows -

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

RAINBOW MEDIA HOLDINGS LLC

By:
   Authorized Signature

Linda Schupack
   Printed Name

EVP - Marketing
   Title

ADDRESS FOR NOTICE PURPOSES:
Rainbow Media Holdings LLC
11 Penn Plaza, 18th Floor
New York, New York 10001
Attn: Linda Schupack, EVP - Marketing
605, LLC: By: Authorized Signature Ben Tatta Printed Name President Title ADDRESS FOR NOTICE PURPOSES: 605, LLC 251 Park Avenue South, Floor 10 New York, New York 10010 Attn: Ben Tatta, President

Exhibit A
Form of Statement of Work
Statement of Work No. __
This STATEMENT OF WORK NO. __ (this “Statement of Work”) is a Statement of Work under the Master Services Agreement dated as of May 24, 2018 between 605, LLC (“605”) and Rainbow Media Holdings LLC (“Customer”) (the “Agreement”), and is effective as of __________ (the “Statement of Work Effective Date”). Capitalized terms used in this Statement of Work but not defined in this Statement of Work will have the meanings given in the Agreement.

1.	SERVICES. 605 shall perform the following Services under this Statement of Work: [_____________________]

2.	DELIVERABLES. The following are the Deliverables under this Statement of Work: [_____________________]

3.	CERTAIN CUSTOMER RESPONSIBILITIES. In addition to Customer’s responsibilities under the Agreement, Customer shall be responsible for the following: [_____________________]

4.
FEES AND EXPENSES. Subject to mutual execution of this Statement of Work and receipt of an invoice at least thirty (30) days prior to each payment date, Customer shall pay 605 the following fees under this Statement of Work: [_____________________], payable upon satisfactory completion, delivery and acceptance by Customer of the Services and Deliverables.

All expenses incurred by 605 in connection with the services, including travel expenses, shall be borne by 605 without reimbursement from Customer, unless Customer obtains prior written authorization from Customer and submits proper receipts, vouchers and any other requested substantiation. 605 shall not be entitled to receive reimbursement for any overages or additional expenses of any kind without the prior written approval of Customer.

5.	TERM. The term of this Statement of Work begins on the Statement of Work Effective Date and ends on [_______________] unless earlier terminated as provided in this Statement of Work or the Agreement.

6.	ESTIMATED TIMELINE. This is a high-level estimated timeline for the provision of Services and Deliverables under this Statement of Work:

Task/Phase	Estimated Completion Date

7.
ASSUMPTIONS. All Services provided by 605 under this Statement of Work are conditioned on (a) Customer’s fulfillment of its responsibilities under this Statement of Work and the Agreement and (b) the assumptions and exclusions set forth below.

8.	ADDITIONAL RESTRICTIONS. Customer agrees that its use of 605 Materials (including the Deliverables) provided under this Statement of Work is subject at all times to the following restrictions:

9.	OTHER. [_________________________]
- Signature Page Follows -

IN WITNESS WHEREOF, the parties hereto have caused this Statement of Work to be executed by their duly authorized representatives as of the Statement of Work Effective Date.

RAINBOW MEDIA HOLDINGS LLC By: Authorized Signature Printed Name Title	605, LLC: By: Authorized Signature Ben Tatta Printed Name President Title

EXHIBIT B

SECURITY ADDENDUM
605, LLC (“Vendor”) and RAINBOW MEDIA HOLDINGS LLC (“Client”)

Client has agreed to provide Vendor with certain intellectual property, assets and information of a proprietary, sensitive or confidential nature that a reasonable person would regard as such based on the nature and source of such information (collectively, the “IP”). Vendor shall, and shall cause its employees, independent contractors, and any permitted Subcontractors (including any third party hosting providers) under this Agreement to, comply with the following:

1.Restrictions on Use: Vendor shall utilize the IP solely for the purposes set forth in this Agreement and shall limit access to the IP to those persons who are necessary to the completion of Vendor’s obligations or as approved by Client in writing in advance. In no event shall any IP be disclosed, transmitted, or distributed to any person external to the Vendor or other third party, including without limitation, Subcontractors, third party hosting providers, friends, relatives, significant others or acquaintances (each, a “Third Party”), unless such Third Party is bound by security and non-disclosure obligations that are no less restrictive than those set forth herein and Vendor remains liable for all acts and omissions of such Third Party, including without limitation, any failure of the Third Party to comply with this Schedule. Any IP disclosed, transmitted or distributed, in whole or in part, by Vendor shall bear the same proprietary/confidential/restricted notices that appear on the IP when initially provided by Client, if any. No portion of any IP shall be disclosed via any social media outlets without the Client’s prior written consent.

2.Irreparable Harm, Injunction: Vendor acknowledges and agrees that any unauthorized disclosure of the IP, whether intentional, inadvertent, or caused by an outside party, may destroy the value of the information and result in irreparable financial and reputational harm to the Client and Client shall be entitled to obtain (without posting any bond) an ex parte restraining order, preliminary injunction and/or permanent injunction preventing disclosure or any further disclosure of any IP.
3.Security Breach Incidents: Vendor shall establish and maintain a security and privacy program for all IP that complies with all requirements of law using industry standards and shall prevent unauthorized access or use or disclosure of any IP, as well as theft, pirating, unauthorized exhibition, accidental or unlawful destruction, loss or alteration, unauthorized copying or duplication of any IP. In the event of an incident that leads Vendor to believe (or would have lead a reasonable person exercising a reasonable level of diligence and investigation to believe) that any of the foregoing has occurred or Vendor has reason to suspect that there has been a hack, circumvention, deactivation, degradation breach or failure of any system(s) used by Vendor or any Third Party to protect the IP from unauthorized access, distribution or use (each, a “Security Incident”), Vendor shall:

(a)
Within two (2) business days notify the Client representative that has supplied or provided access to the IP and send an email to contentbreach@amcnetworks.com which shall include specific information describing the nature and extent of such occurrence; and

(b)
Promptly, at Vendor’s expense, take all necessary and reasonable interim steps to resolve and prevent recurrence of the Security Incident and to minimize any adverse impact to the Client, including taking any reasonable steps requested by Client.

4.Termination: Notwithstanding anything in this Agreement to the contrary and without limiting any other rights or remedies available to Client or any other provision of this Agreement or this Schedule, if Client reasonably believes that a Security Incident has resulted in or will result in any unauthorized access, distribution, or use of the IP, or that Vendor or any Vendor Subcontractor is not in compliance with these terms of this Schedule, Client may immediately terminate this Agreement (and shall be entitled to a pro rata refund of all prepaid fees) and Vendor shall return or destroy all IP in accordance with this Schedule and provide the required certification to Client.

5.Security Practices and Procedures: Note: If Vendor is accessing the IP solely through an AMC platform using AMC provided authentication credentials (e.g., AMC’s Virtual Private Network), Vendor shall be deemed to have satisfied these Section 5 requirements.

(a)
If Vendor is hosting any IP or using a third party hosting provider, all IP shall be maintained in ISO 27001, ISAE 3402, SSAE 16/SOC 2 compliant data centers and, upon Client’s request, Vendor shall provide annual certificates of compliance along with annual vulnerability assessment test results.

(b)
Vendor shall use and maintain appropriate administrative, physical, and technical safeguards for the protection of all IP against unauthorized disclosure or access, or accidental or unlawful destruction, loss, or alteration. Vendor shall include, without limitation, (a) industry standard firewalls for all data entering internal data network from any external source; (b) industry standard anti-virus and anti-spyware software protection programs and techniques to prevent harmful software code from affecting the IP, monitoring for vulnerabilities and apply appropriate patches on a regular and ongoing basis; (c) encryption of data in transit and encryption of 128-bit (or higher) for any IP that is digitally stored either permanently or temporarily (including, but not limited to, portable or removable media, such as USB storage drives, optical media, or laptops); (d) no transmission of IP via email, facsimile or via unsecured protocols; (e) isolation of any IP in a logically discrete production database environment for Client; (f) development and maintenance of secure systems and applications, including but not limited to, 24x7 networks Intrusion Detection Systems, DLP Systems (when implemented by Vendor) and procedures for logging, alarming and reporting security violations; (g) non-use of any vendor-supplied defaults for system passwords or other security parameters; (h) installation, maintenance and updating of a log management application to accumulate application logs in one place for monitoring and review; (i) maintenance of all IP in a secure, access-controlled storage location that includes least privilege for administrator access, an audit trail of all administrator actions, maintenance of audit logs, and a minimum number of persons with privileged access; and (j) the use of unique identifiers, such as separate credentials and/or multi-factor authentication for each individual accessing any IP.

6.Auditing: If Vendor is hosting any Client IP or collecting PII on behalf of Client, upon request and at least thirty (30) days’ prior notice from Client, not to exceed one audit in any calendar year, Vendor shall permit Client to review and audit its security practices, systems and procedures and as well as logs and related information and documentation (including any of the foregoing located at off-site facilities, if any) during regular business hours at Client’s expense.

7.Return or Destruction of IP: Upon termination or expiration of this Agreement or upon Client’s request at any time, Vendor shall make available to Client, and shall cause all Third Parties to make available to Client, all IP and any derivatives thereto without retaining any copies thereof (electronic or otherwise). In the event that Client agrees in writing in its sole discretion to the destruction of any portion of the IP rather than the return to Client, Vendor shall use best industry data eradication practices to ensure that the IP is destroyed and/or deleted which, at a minimum, shall comply with US DOD Wipe Standard (DoD 5220.22-M) or its successor or equivalent and Vendor shall identify, inventory, and create a listing of all copies, reproductions, or derivative works that cannot be returned to Client. No later than 10 days after expiration or termination of this Agreement or at Client’s request for the return and/or destruction of the IP at any time, Vendor shall deliver to Client a written Certification of Return or Destruction of IP certified by an officer of Vendor in the form of Attachment A.

8.Client’s Remedies: Notwithstanding anything in this Agreement to the contrary, (i) Client’s rights and remedies and Vendor’s obligations in connection with any Security Incident or any failure of Vendor to comply with these provisions shall not be limited by, or subject to, any limitation of liability, liability cap, or disclaimer of warranty/liability and shall remain uncapped and unlimited; and (ii) any fines, penalties, and interest assessed against Client and any costs of notifications required as a matter of law as a result of any unauthorized access or disclosure of IP shall be considered direct damages recoverable hereunder and Vendor will not claim or assert that such damages are indirect, special, incidental, consequential, or punitive damages or otherwise unrecoverable or that any unauthorized access or breach is, or was the result of, a force majeure event.

9.Survival, Conflicts: Vendor’s obligations under this Schedule shall survive expiration or any full or partial termination of this Agreement and this Schedule shall be included as part of the complete agreement between the parties with respect to the subject matter of this Agreement. In the event of any conflict between any term or condition in this Schedule and the body of this Agreement, this Schedule shall prevail.

EXHIBIT C

CERTIFICATION OF RETURN AND/OR DESTRUCTION OF IP

I, _____________________________, an authorized representative of _______________________ (“Vendor”) hereby certify that Vendor has searched and inspected the entire contents of Vendor’s information storage and transmission network, including electronic mail accounts, file servers, laptops and portable storage media, in Vendor’s possession, custody or control and has irretrievably deleted and/or returned the following electronic files, including derivative works, that were provided to or created by Vendor:

[LIST OF FILES]

I further certify that Vendor has searched all the premises, offices and facilities of Vendor that maintained or stored any hard copy IP, including derivative works, that were provided to or created by Vendor and that the following IP has been physically destroyed and/or returned to AMC Network Entertainment LLC:

[LIST OF FILES]

I declare that the foregoing statements are true and correct.

Executed on __________________________, 20___

605, LLC:
“VENDOR”

By:
Authorized Signature

Printed Name

Title:

1